Exhibit 5.1.1
July 30, 2008
Commercial Metals Company
6565 N. MacArthur Blvd., Suite 800
Irving, Texas 75039
Ladies and Gentlemen:
     We have acted as special counsel to Commercial Metals Company, a Delaware corporation (the “Company”), in connection with the registration statement on Form S-3 filed on July 12, 2007 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (as amended or supplemented, the “Registration Statement”), which relates to the public offering by the Company of up to $500,000,000 aggregate principal amount of the Company’s notes due August 15, 2018 (the “Notes”). The Notes are to be issued pursuant to the Indenture, dated as of July 31, 1995 (the “Original Indenture”), by and between the Company and JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank, as trustee, and as supplemented by a supplemental indenture by and between the Company and The Bank of New York Mellon Trust Company, N.A., (formerly known as The Bank of New York Trust Company, N.A., as successor to JPMorgan Chase Bank and hereinafter referred to as the “Trustee”) (the “Supplemental Indenture”).
     This opinion is limited to the laws of the State of New York, the federal laws of the United States of America and, to the extent relevant to the opinions expressed herein, the Delaware General Corporation Law (the “DGCL”), as currently in effect. The Original Indenture, the Supplemental Indenture and the Notes are governed by the laws of the State of New York. We express no opinion as to (i) the subject matter jurisdiction of the United States courts located in New York to adjudicate any controversy relating to the Notes, the Original Indenture or the Supplemental Indenture and (ii) the enforceability of the choice of New York law or whether any court would give effect to such choice of law.
     In connection therewith, we have examined and relied upon the original, or copies certified to our satisfaction, of (i) the Restated Certificate of Incorporation of the Company, as amended; (ii) the Restated Bylaws of the Company, as amended; (iii) the minutes and records of the corporate proceedings of the Company with respect to the filing of the Registration Statement, the issuance by the Company of the Notes and the approval of the Original Indenture and the Supplemental Indenture; (iv) the Registration Statement and all exhibits thereto; (v) the Original Indenture; (vi) the form of the Notes and Supplemental Indenture; and (vii) such other documents and instruments as we have deemed necessary and advisable for the expression of the opinions contained herein.
     In making the foregoing examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies thereof and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion, where such facts have not been independently established, and as to the content and form of certain minutes, records, resolutions or other documents or writings of the Company, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.
     Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Notes (in the form examined by

Commercial Metals Company
July 30, 2008

us) have been duly executed and authenticated (to the extent required) in accordance with the terms of the Original Indenture and the Supplemental Indenture, the Notes will be valid and binding obligations of the Company, except as the same may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, rearrangement, liquidation, conservatorship, fraudulent conveyance or similar laws of general application now or hereafter in effect relating to or affecting the rights of creditors generally, (ii) general equitable principles (whether or not such enforceability is considered in a proceeding at law or in equity) and (iii) the fact that a court may not grant specific performance or any other equitable remedy with respect to enforcement of any provision contained in the Notes, the Original Indenture or the Supplemental Indenture.
     In connection with the opinions expressed above, we have assumed that (i) the authorization of the Board of Directors of the Company establishing the terms of such Notes and authorizing the issuance and sale of such Notes shall not have been modified or rescinded, (ii) the Registration Statement shall have been deemed or declared effective and such effectiveness shall not have been terminated or rescinded, (iii) the forms of Notes and Supplemental Indenture shall not have been modified and (iv) there shall not have occurred any change in law affecting the validity or enforceability of such Notes. We have also assumed that none of the terms of the Notes to be established subsequent to the date hereof, nor the issuance and delivery of such Notes, nor the compliance by the Company with the terms of such Notes will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus supplement dated July 30, 2008 constituting a part of the Registration Statement.
     This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.
Very truly yours,
/s/ Haynes and Boone, LLP
Haynes and Boone, LLP